Exhibit 7.2

Advanced Refractive Technologies, Inc.

Series B Preferred Stock Purchase Agreement

THIS SERIES B PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 13, 2005 by and among Advanced Refractive Technologies, Inc., a Delaware corporation (the “Company”) and UTEK Corporation, a Delaware corporation (“UTEK”), and Dr. Irving Bigio (“Bigio) (UTEK and Bigio being sometimes referred to herein as the “Purchasers”);

RECITALS:

WHEREAS, pursuant to an Agreement and Plan of Acquisition (the “Acquisition Agreement”) of even date herewith the Company is acquiring all of the outstanding shares of capital stock of OptiMetrix Technologies, Inc. from UTEK;

WHEREAS, the Company has authorized the sale and issuance of an aggregate of one hundred thousand (100,000) shares of its Series B Preferred Stock (the “Shares”);

WHEREAS, under the Acquisition Agreement the Company is to issue the Shares to the Purchasers as a portion of the consideration thereunder; and

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

SECTION 1. AGREEMENT TO SELL AND PURCHASE.

1.1 Authorization of Shares. On or prior to the Closing (as defined in Section 2 below), the Company shall have authorized: (i) the sale and issuance of the Shares to UTEK and Bigio, including the filing of a Certificate of Designation, in the form of Exhibit A hereto, with the Delaware Secretary of State (the “Certificate of Designation”); and (ii) the issuance of such shares of Common Stock to be issued upon conversion of the Shares (the “Conversion Shares”), and (iii) the issuance of such shares of Common Stock as may be issuable upon exercise of the warrant rights set forth in Section of this Agreement (the “Warrant Shares”). This Agreement and the Certificate of Designation are hereinafter collectively referred to as the “Transaction Documents.”

1.2 Sale and Purchase. Subject to the terms and conditions hereof, at the Closing (as hereinafter defined) of the Acquisition Agreement the Company shall issue and sell the Shares to Purchasers, in the amount set forth on the signature page hereof, and Purchasers shall acquire the Shares from the Company.

SECTION 2. CLOSING, DELIVERY AND PAYMENT.

2.1 Closing. The closing of the sale and purchase of the Shares under this Agreement (the “Closing”) shall take place concurrently with the Closing of the Acquisition Agreement (such date is hereinafter referred to as the “Closing Date”).

2.2 Delivery. At the Closing, subject to the terms and conditions hereof, the Company will deliver to the Purchasers certificates representing the Shares.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to the Purchasers as follows:

3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, to issue and sell the Shares and the Conversion Shares and to carry out the provisions of this Agreement and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

3.2 Capitalization; Voting Rights. The authorized capital stock of the Company consists of 750,000,000 shares of Common Stock of which 47,031,535 is issued and outstanding as of September 30, 2005 and 10,000,000 shares of Preferred Stock, of which 450,000 have been designated as Series A Preferred Stock, and are issued and outstanding, and 100,000 of which shall be designated as Series B Preferred Stock prior to the Closing, none of which are issued or outstanding. The rights, preferences, privileges and restrictions of the Shares are as stated in the Transaction Documents. The Conversion Shares and the Warrant Shares have been duly and validly reserved for issuance. When issued in compliance with the provisions of the Transaction Documents, the Shares, the Conversion Shares and the Warrant Shares will be validly issued, fully-paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Shares, the Conversion Shares and the Warrant Shares may be subject to restrictions on transfer under state and/or federal securities laws.

3.3 Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization of the Transaction Documents and the performance of all obligations of the Company hereunder and thereunder at the Closing and the authorization, sale, issuance and delivery of the Shares, the Conversion Shares and the Warrant Shares pursuant to the Restated Certificate of Incorporation has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered, will be valid and binding obligation of the Company enforceable in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and (ii) general principles of equity that restrict the availability of equitable remedies. The sale of the Shares, the subsequent conversion of the Shares into Conversion Shares, and the issuance of the Warrant Shares upon due exercise pursuant to this Agreement are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

3.4 Dividends. The Company has not declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock.

3.5 Compliance with Laws; Permits. To its knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the issuance of the Shares or the Conversion Shares, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Company and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.

3.6 Environmental and Safety Laws. To its knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

3.7 Offering Valid. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 4.2 hereof, the offer, sale and issuance of the Shares, the Conversion Shares and the Warrant Shares will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

The Purchasers hereby represents and warrant to the Company as follows:

4.1 Requisite Power and Authority. UTEK and Bigio each has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All action on UTEK’s part required for the lawful execution and delivery of this Agreement have been or will be effectively taken prior to the Closing. Upon its execution and delivery, this Agreement will be valid and binding obligations of UTEK, enforceable in accordance with their terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and (ii) general principles of equity that restrict the availability of equitable remedies.

4.2 Investment Representations. The Purchasers understand that neither the Shares, the Conversion Shares nor the Warrant Shares have been registered under the Securities Act, and that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the representations of the Purchasers contained in this Agreement. The Purchasers further represent and warrant as follows:

(a) Economic Risk. Each of the Purchasers has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Each of the Purchasers must bear the economic risk of this investment indefinitely unless the Shares (or the Conversion Shares) are registered pursuant to the Securities Act, or an exemption from registration is available. Each of the Purchasers understands that the Company has no present intention of registering the Shares, the Conversion Shares or any shares of its Common Stock. Each of the Purchasers also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow the Purchasers to transfer all or any portion of the Shares or the Conversion Shares under the circumstances, in the amounts or at the times such Purchaser might propose. Each Purchaser represents that by reason of his or its business or financial experience, it has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement.

(b) Acquisition for Own Account. Each Purchaser is acquiring the Shares, the Conversion Shares and the Warrant Shares for his or its own account for investment only, and not with a view towards their distribution.

(c) Company Information. The Purchasers have had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. The Purchasers have also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

(d) Rule 144. The Purchasers acknowledge and agree that the Shares, and, if issued, the Conversion Shares and the Warrant Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Purchasers have been advised or are aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934, as amended) and the number of shares being sold during any three-month period not exceeding specified limitations.

4.3 Transfer Restrictions. The Purchasers acknowledge and agree that the Shares and, if issued, the Conversion Shares and Warrant Shares, are subject to restrictions on transfer imposed by the Federal securities laws.

SECTION 5. CONDITIONS TO CLOSING.

5.1 Conditions to the Purchasers’ Obligations at the Closing. The Purchasers’ obligations to acquire the Shares at the Closing are subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing.

(b) Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Transaction Documents (except for such as may be properly obtained subsequent to the Closing).

(c) Reservation of Conversion Shares and Warrant Shares. The Conversion Shares issuable upon conversion of the Shares and the Warrant Shares issuable upon exercise of the warrant rights under this Agreement shall have been duly authorized and reserved for issuance upon such conversion or exercise, as the case may be.

(d) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchasers and their counsel, and the Purchasers shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

5.2 Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Shares at the Closing is subject to the satisfaction, on or prior to the Closing, of the following conditions:

(a) Representations and Warranties True. The representations and warranties made by the Purchasers in Section 4 hereof shall be true and correct in all material respects at the date of the Closing, with the same force and effect as if they had been made on and as of said date.

(b) Performance of Obligations. The Purchasers shall have performed and complied with all agreements and conditions herein required to be performed or complied with by them on or before the Closing.

(c) Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Transaction Documents (except for such as may be properly obtained subsequent to the Closing).

SECTION 7. WARRANT RIGHTS

7.1 Grant of Warrant Rights. The Company hereby grants to the Purchasers, in the same proportion as the Shares to be acquired by them, the right to purchase up to 750,000 shares of Common Stock of the Company, at any time prior to 5:00 p.m., California time, on the third anniversary of the date of this Agreement (the “Expiration Time”), at a price per share determined in accordance with Section 7.2 below. The rights under this Section will become void at the Expiration Time.

7.2 Exercise Price. The exercise price shall be equal to 50% of the “Conversion Price,” as that term is defined in the Certificate of Designation.

7.3 Method of Exercise. The rights granted under this section shall be exercisable in whole or in part from time to time prior to the Expiration Date by delivery to the Company of (a) a written notice of exercise specifying the number of shares of Common Stock to be purchased, and (b) payment of the Exercise Price with respect to such shares in cash or by certified or bank cashier’s check. As promptly as practicable after receipt of the items referred to above, the Company shall execute and deliver a certificate or certificates representing the aggregate number of shares of Common Stock specified in the notice of exercise.

7.4. Rights of the Purchasers. The Purchasers shall not, by virtue hereof, be entitled to any rights of a shareholder of the Company, either at law or equity until exercise hereof.

SECTION 8. REGISTRATION RIGHTS

8.1 Demand Rights. Within 30 days conversion of all of the Shares into Common Stock , the Company will file a Registration Statement on Form S-1 or Form SB-2 under the Securities Act of 1933 to register the sale of the Conversion Shares by the Purchasers. The Company shall use its best efforts within reason to effect the registration, qualification or compliance under the Securities Act and under other applicable federal law and any applicable securities or “blue sky” laws of jurisdictions within the United States, of the Conversion Shares and the Warrant Shares (the “Registrable Securities”).

8.2 Registration Statement. The Company alone shall determine and control all decisions concerning the registration of the Shares. The Company’s exclusive right to make decisions shall include, without limitation, the size, timing and other terms of any offering, the provisions of the registration statements and prospectuses and all supplements and amendments thereto, the selection of accountants and attorneys for the Company, and the states in which the sale of shares shall occur and be registered or qualified for sale. The Purchasers shall cooperate with the Company in the preparation of the Registration Statement, and shall promptly and accurately respond to any questions from the Company relating to the Registration Statement, the description of UTEK in the Registration Statement, and any other matters reasonably related to the Registration Statement.

8.3 Information. Within five days after receipt of a written request from the Company, the Purchasers agree to provide such information and to execute and deliver such documents as reasonably may be necessary to enable the Company to comply with any and all laws, regulations and ordinances to which the Company is subject.

8.4 Registration Procedures. If and when the Company effects the registration under the 1933 Act of the Registrable Securities, the Company and the Purchasers shall adhere to the following procedures:

(a) The Company shall maintain such registration effective for such period as may be reasonably necessary to effect the sale of the Registrable Securities, not to exceed 30 days from the effective date, and shall prepare and file with the SEC such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for such 30-day period.

(b) The Company shall furnish to the Purchasers and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus and final prospectus and any amendments or supplements to such registration statement, preliminary prospectus and final prospectus, as Sellers or underwriters may reasonably request in order to facilitate the public offering of such securities.

(c) The Company shall effect such registration or qualification (unless an exemption is available) of the shares proposed to be sold as may be required by the blue sky laws of such states in which such shares are to be sold; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such state.

(d) The Purchasers shall promptly furnish to the Company such information regarding UTEK as the Company may request in writing to enable the Company to comply with any applicable law or regulation, or as shall be required in connection with any registration, qualification or compliance referred to herein.

(e) The Company shall have the right to select the underwriter, broker and/or dealer to effect the sale of the Registrable Securities to be sold pursuant to the registration statement.

8.5 Expenses. With respect to the registration requested, the Company shall bear: (a) all registration, filing and NASD fees, (b) printing expenses, (c) fees and disbursements of counsel and accountants for The Company, (d) fees and disbursements of counsel for the underwriter or underwriters of such securities, and (e) all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified.

Section 9. MISCELLANEOUS.

9.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and performed entirely in California.

9.2 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

9.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time.

9.4 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

9.5 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.6 Amendment and Waiver. This Agreement may be amended or modified only upon the written agreement of the Company and the Purchasers.

9.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under the Transaction Documents shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on UTEK’s part of any breach, default or noncompliance under the Transaction Documents or any waiver on such party’s part of any provisions or conditions of the Transaction Documents must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under the Transaction Documents, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

9.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof and to UTEK at the address as set forth on the signature page hereof or at such other address as the Company or UTEK may designate by ten (10) days advance written notice to the other parties hereto.

9.9 Expenses. Each party shall pay all costs and expenses that each, respectively, incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

9.10 Attorneys’ Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the substantially prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

9.11 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

9.13 Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein.

9.154 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

9.15 Restrictive Legends and Stop-Transfer Orders.

(a) Legends. The Purchasers understand and agree that the Company will cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares, the Conversion Shares and the Warrant Shares:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

(b) Stop-Transfer Instructions. The Purchasers agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(signatures on following page)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

ADVANCED REFRACTIVE TECHNOLOGIES, INC.

By:	/s/ Laurence M. Schreiber
Laurence M. Schreiber, Vice President

THE PURCHASERS:

Utek Corporation

By:	/s/ Joel Edelson
Joel Edelson, President

No. of Shares: 97,000

By:	/s/ Dr. Irving Bigio
Dr. Irving Bigio

No. of Shares: 3,000